Exhibit 99.2

Landcadia Holdings II, Inc., Sponsored by Fertitta Entertainment, Inc. and Jefferies Financial Group Inc., Announces Closing of $316.25 Million Initial Public Offering, Including Full Exercise of the Underwriters’ Over-Allotment Option

HOUSTON, TX, May 9, 2019 — Landcadia Holdings II, Inc. (Nasdaq: LCAHU) (the “Company”) announced today that it closed its initial public offering of 31,625,000 units. This includes the exercise in full of the underwriters’ over-allotment option to purchase up to an additional 4,125,000 units. The offering was priced at $10.00 per unit, resulting in gross proceeds of $316,250,000.

The Company’s units began trading on The Nasdaq Capital Market (“Nasdaq”) under the ticker symbol “LCAHU” on May 7, 2019. Each unit consists of one share of Class A common stock and one-third of one redeemable warrant to purchase one share of the Class A common stock at a price of $11.50 per share. After the securities comprising the units begin separate trading, the shares of Class A common stock and the warrants are expected to be listed on Nasdaq under the symbols “LCA” and “LCAHW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

Landcadia Holdings II, Inc. is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company is sponsored by Fertitta Entertainment, Inc. and Jefferies Financial Group Inc. The Company is led by Tilman J. Fertitta, the Company’s Co-Chairman and Chief Executive Officer, the sole shareholder, Chairman and Chief Executive Officer of Fertitta Entertainment, Inc., and Richard Handler, the Company’s Co-Chairman and President, the Chief Executive Officer of Jefferies Financial Group Inc. and Chairman and Chief Executive Officer of Jefferies Group LLC. While the Company may pursue an initial business combination target in any industry, the Company intends to focus its search on investment opportunities in the consumer, dining, hospitality, entertainment and gaming industries, including technology companies operating in these industries.

Jefferies LLC acted as the sole book-running manager for the offering.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, or by telephone at 877-821-7388 or by email at Prospectus_Department@Jefferies.com.

A registration statement relating to the securities has been declared effective by the U.S. Securities and Exchange Commission (“SEC”) on May 6, 2019. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the search for an initial business combination. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies of such filings are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Richard H. Liem

(713) 850-1010